Exhibit F

EXECUTION COPY

CREDIT AND GUARANTY AGREEMENT

dated as of June 16, 2005

among

ENERGY TRANSFER COMPANY, L.P.,

THE GUARANTORS NAMED HEREIN

VARIOUS LENDERS

from time to time party hereto

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Administrative Agent

and

Collateral Agent,

and

CITICORP NORTH AMERICA, INC.,

as Syndication Agent

and

LEHMAN COMMERICIAL PAPER INC.,

as Documentation Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

CITIGROUP GLOBAL MARKETS INC.,

and

LEHMAN BROTHERS INC.

as Lead Arrangers and Lead Bookrunners

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

(212) 701-3000

$600,000,000 Senior Secured Credit Facility

i

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification;
Capital Stock and Ownership
	4.7	Contingent Liabilities
	4.10	Insurance
	4.13	Real Estate Assets
	5.17	Post-Closing Matters

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Perfection Certificate

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of June 16, 2005, is entered into by and among ENERGY TRANSFER COMPANY, L.P., a Texas limited partnership (“Company”), the Guarantors named herein, the Lenders party hereto from time to time and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Administrative Agent (in such capacity, and together with its permitted successors, “Administrative Agent”) and as Collateral Agent (in such capacity, and together with its permitted successors, “Collateral Agent”), CITICORP NORTH AMERICA, INC. (“CNAI”), as Syndication Agent (in such capacity, and together with its permitted successors, the “Syndication Agent”) and LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as Documentation Agent (in such capacity, and together with its permitted successors, the “Documentation Agent”) and GSCP, CITIGROUP GLOBAL MARKETS INC. and LEHMAN BROTHERS INC., as Lead Arrangers and Lead Bookrunners (in such capacities, “Lead Arrangers”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Company comprising a term loan in the aggregate principal amount of $600,000,000, the proceeds of which will be used to pay a distribution to the Partners and pay related costs and expenses;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on (x) all of the outstanding Capital Stock and assets of (i) of Energy Transfer Partners, L.L.C., a Texas limited liability company, and (ii) Energy Transfer Partners GP, L.P., a Delaware limited partnership, and (y) the approximately 31.1 million of the common units representing limited partnership interests of Energy Transfer Partners, L.P., a Delaware limited partnership; and

WHEREAS, any Person that is as of the date hereof or becomes a Restricted Subsidiary of Company shall secure its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Restricted Subsidiaries, and shall agree to guarantee the Obligations of Company hereunder and become a Restricted Person hereunder and be bound by the terms hereof;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounting Change” as defined in Section 1.2 hereto.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting (i) any Restricted Person, or ETP or any of its Subsidiaries or (ii) any property of any Restricted Person or any property of ETP or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Collateral Agent and Syndication Agent.

“Agent Parties” as defined in Section 10.23.

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of June 16, 2005, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Asset Sale Percentage” means, with respect to any Asset Sale, a percentage, determined with reference to the Leverage Ratio of Company (as of the most recent Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Leverage Ratio of Company), from time to time as set forth below:

Leverage Ratio of Company	Applicable Asset Sale Percentage
≥4.00:1	100%
<4.00:1 ≥3.00:1	50%
<3.00:1	0%

“Applicable ECF Percentage” means, with respect to any Fiscal Quarter, a percentage, determined with reference to the Leverage Ratio of Company in effect on the last day of such Fiscal Quarter, from time to time as set forth below:

(a) prior to the completion of Public Offering(s) by Company yielding aggregate net proceeds to the Company of at least $200 million,

Leverage Ratio of Company	Applicable ECF Percentage
≥6.0:1	75%
<6.0:1 ≥4.5:1	50%
<4.5:1 ≥3.5:1	25%
>3.5:1	0%

and (b) subsequent to the completion of Public Offering(s) by Company yielding aggregate net proceeds to the Company of at least $200 million,

Leverage Ratio of Company	Applicable ECF Percentage
≥6.0:1	75%
<6.0:1 ≥4.5:1	50%
<4.5:1 ≥4.0	25%
<4.0:1	0%

“Applicable ETP Credit Agreement” means the ETP Credit Agreement, as amended, modified, supplemented, waived, refinanced, extended or renewed after the Closing Date.

“Applicable Margin” means (a) prior to the completion of Public Offering(s) by Company yielding aggregate net proceeds to the Company of at least $200 million, (i) 3.00% with respect to Loans that are Eurodollar Rate Loans and (ii) 2.00% for Loans that are Base Rate Loans and (b) subsequent to the completion of an Initial Public Offering by Company,

	Applicable Margin
Leverage Ratio of Company	Eurodollar Rate Loans	Base Rate Loans
≥6.0:1	4.00%	3.00%
<6.0:1 ≥5.5:1	3.50%	2.50%
<5.5:1 ≥5.0:1	3.00%	2.00%
<5.0:1 ≥4.5:1	2.75%	1.75%
<4.5:1 ≥4.0:1	2.50%	1.50%
<4.0:1	2.25%	1.25%

On and after the first anniversary of the Closing Date, the Applicable Margin levels in clauses (a) and (b) above shall be increased by 0.50% if prior to such date either (i) Public Offering(s) by Company yielding aggregate net proceeds to the Company of at least $200 million shall not have been completed or (ii) the Facility shall not have been rated at least B1 by Moody’s or B+ by S&P (with a stable or better outlook). In addition, on and after the second anniversary of the Closing Date, the Applicable Margin levels in clauses (a) and (b) above (as increased by the immediately preceding sentence) shall be increased by an additional 0.50% if prior to such date either (i) Public Offering(s) by Company yielding aggregate net proceeds to the Company of at least $200 million shall not have been completed or (ii) the Facility shall not have been rated at least B1 by Moody’s or B+ by S&P (with a stable or better outlook).

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than a Restricted Person), in one transaction or a series of transactions, of all or any part of a Restricted Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of ETP or any of Company’s Restricted Subsidiaries.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Debt” means with respect to any Sale and Leaseback Transaction not involving a Capital Lease Obligation, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than accounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or principal financial officer, as applicable, or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests (whether general or limited or otherwise) and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) the Existing Investors shall cease to beneficially own and control (a) at least 38% on a fully diluted basis of the economic and voting interests in the Capital Stock of Company GP or (b) a majority on a fully diluted basis of the economic and voting interests in the Capital Stock of Company GP (but shall own at least 38% on a fully diluted basis of such economic and voting interests) and another Person or group shall beneficially own or control a greater percentage of such economic or voting interests; (ii) Company GP shall cease to be the general partner of Company, (iii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Existing Investors (a) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Company; or (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Company cease to be occupied by Persons who either (a) were members of the board of directors (or similar governing body) of Company on the Closing Date or (b) were nominated for election by the board of directors (or similar governing body) of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of the directors at the time of such election or nomination for election.

“ClearPar” as defined in Section 10.6(d).

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“CNAI” as defined in the preamble hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement and all other instruments, documents and agreements delivered by any Restricted Person pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of such Restricted Person as security for the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitment of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $600,000,000.

“Communications” as defined in Section 10.23.

“Company” as defined in the preamble hereto.

“Company GP” means LE GP, LLC, a Texas limited liability company, or the corporate, partnership or limited liability successor thereto which is the sole general partner of Company.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Restricted Subsidiaries.

“Consolidated Cash Flow” means, without duplication, for any period, (i) the sum of (a) all cash (other than extraordinary or non-recurring items) payments received by Company and its Subsidiaries from any source in respect of such period, including, without limitation, on account of distribution rights or otherwise under the ETP Limited Partnership Agreement (but excluding any proceeds from the issuance of any Capital Stock of Company and proceeds from Asset Sales), (b) any non-cash items reflected on the consolidated income statement of Company and its Subsidiaries in accordance with GAAP for such period to the extent that such non-cash items represent the reversal of an accrual or reserve for potential cash items in any prior period and (c) the amount of cash equal to the 2% capital contribution requirement of Company and its Subsidiaries under the ETP Limited Partnership Agreement that would otherwise have been distributed to Company and its Subsidiaries in respect of such period on account of distribution rights or otherwise under the ETP Limited Partnership Agreement which are actually withheld by ETP in satisfaction of such 2% capital contribution requirements of Company and its Subsidiaries minus (ii) the sum of (a) all cash expenses of Company and its Subsidiaries in respect of such period, other than Consolidated Cash Interest Expense or any actual cash expense related to an accrual or a reserve of the kind set forth in clause (b) hereof from a prior period and (b) any non-cash items to the extent that they represent an accrual or reserve for potential cash items in any future period, in each case as reflected in the consolidated income statement of Company and its Subsidiaries in accordance with GAAP for such period.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense of Company and its Restricted Subsidiaries for such period, excluding any amount not payable in Cash.

“Consolidated Excess Cash Flow” means, for Company and its Subsidiaries, for any period, an amount (if positive) equal to (i) the Consolidated Cash Flow for such period, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Funded Debt of Company, (b) Consolidated Cash Interest Expense, (c) provisions for current taxes and payable in Cash with respect to such period (including tax distributions to partners to satisfy federal, state and local income tax liability if and for so long as Company is a pass-through tax entity under applicable law), (d) cash reserves established by Company GP to (i) provide for the proper conduct of the businesses of Company for the four consecutive Fiscal Quarters following such time of determination and (ii) comply with law applicable to any of the Restricted Persons to the extent deducted with respect to the determination of “Available Cash” of Company as provided in the Limited Partnership Agreement of Company, as amended or modified and in effect at the time of the completion of the initial Public Offering and (e) any Investments made during such period pursuant to Section 6.6(h).

“Consolidated Funded Debt of Company” means, as at any date of determination, the sum of the following (without duplication): (i) all Indebtedness on a consolidated balance sheet of Company and its Restricted Subsidiaries prepared as of such date in accordance with GAAP at the creation thereof, (ii) Indebtedness for borrowed money of Company and its Restricted Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (iii) obligations of Company and its Restricted Subsidiaries in respect of Capital Leases, and (iv) all Indebtedness in respect of any guaranty by a Restricted Person of Indebtedness of any Person other than a Restricted Person.

“Consolidated Interest Expense of the Company” means, for any period, all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s)) during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income of Company during such period.

“Consolidated Net Income of ETP” means, for any period, ETP’s and its Subsidiaries’ gross revenues for such period, minus ETP’s and its Subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings or losses of any Person, other than ETP and its Subsidiaries, in which ETP or any Subsidiary has an ownership interest. Consolidated Net Income of ETP shall not include (i) any gain or loss from the sale of assets other than in the ordinary course of business, (ii) any extraordinary gains or losses, or (iii) any non-cash gains or losses resulting from mark-to-market activity as a result of SFAS 133. Consolidated Net Income of ETP for any period shall include any cash dividends and distributions actually received during such period from any Person, other than ETP and its Subsidiaries, in which ETP or any Subsidiary has an ownership interest.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Restricted Person pursuant to Section 5.9.

“Credit Document” means any of this Agreement, the Notes, if any, the Perfection Certificate, the Collateral Documents and all other documents, instruments or agreements executed and delivered by a Restricted Person for the benefit of any Agent or any Lender in connection herewith.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the applicable Person’s operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dormant Subsidiary” means a Subsidiary that (a) has aggregate assets of less than $100,000 and aggregate investments by Company of less than $100,000, and (b) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than $100,000.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, except as otherwise agreed to by Administrative Agent, “Eligible Assignee” shall not include any Restricted Person, ETP or any of its Subsidiaries, or any of their respective Affiliates; provided further, for purposes of effecting assignments pursuant to the Settlement Service, “Eligible Assignee” status shall be determined in accordance with the foregoing by Administrative Agent.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity or with respect to which any ERISA Entity could incur liability.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, or abatement order or other order or directive by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to public health and safety, natural resources or the environment.

“Environmental Laws” means the common law and any and all current or future foreign or domestic, federal or state (or any subdivision of either of them) statutes, ordinances, orders, rules, regulations, judicial or administrative judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials; or (iii) public health and safety (to the extent relating to exposure or potential exposure to Hazardous Materials), or land use.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (ii) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (iv) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (v) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (vi) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (vii) the receipt by an ERISA Entity of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (ix) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (x) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Company, ETP or any of their respective Subsidiaries.

“ERISA Group” shall mean Company, ETP, any of their respective Subsidiaries, any and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Company, ETP or any of their respective Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.

“ETC Holdings” means ETC Holdings, L.P., a Texas limited partnership, or the corporate partnership or limited liability company successor thereto.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto.

“ETP Credit Agreement” means the Credit Agreement dated as of January 18, 2005, by and among ETP, Wachovia Bank, National Association, Fleet National Bank, BNP Paribas and The Royal Bank of Scotland PLC and the lenders from time to time party thereto, as amended, modified, waived or otherwise supplemented prior to the date hereof.

“ETP Credit Document” means the Applicable ETP Credit Agreement and all other documents, instruments or agreements executed and delivered by ETP and its Subsidiaries in connection therewith.

“ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case which is the sole general partner of ETP.

“ETP LLC” means Energy Transfer Partners, L.L.C., a Delaware limited liability company, or the corporate, partnership or limited liability successor thereto.

“ETP Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, properties or prospects of ETP and its Subsidiaries, taken as a whole, or (ii) the ability of ETP to perform its obligations under the Applicable ETP Credit Agreement or the ability of its Subsidiaries, taken as a whole, to perform their respective obligations under the guarantee of the Applicable ETP Credit Agreement, or (iii) the validity or enforceability of the Applicable ETP Credit Agreement and related documents.

“ETP Partnership Agreement” means the Agreement of Limited Partnership of ETP as in effect on the date hereof.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” shall mean, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) in the case of a Non-US Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Non-US Lender at the time such Non-US Lender becomes a party hereto (or designates a new lending office) or is attributable to such Non-US Lender’s failure to comply with Section 2.17(d), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to Section 2.16; provided that this clause (b) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14.

“Existing Investors” means (i) Company GP, (ii) ETC Holdings and (iii) beneficial owners of the economic and voting interests in Company, Company GP or ETC Holdings as of the date hereof.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or ETP or any of its Subsidiaries.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“FHM” means FHM Investments, L.L.C., a Nevada limited liability company.

“FHM Reorganization” means the exchange of all of the Capital Stock of ETP GP and ETP LLC owned by FHM for 5% of the common units of Company.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the principal financial officer of Company GP (in the capacity as an officer of Company GP and not in an individual capacity) that such financial statements fairly present, in all material respects, the financial condition of Company and its Restricted Subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means the three-month period ending on the last day of November, February, May and August.

“Fiscal Year” of any Restricted Person or any other Person means the twelve-month period ending on August 31 of each calendar year, as applicable.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Company, ETP or any of their respective Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSCP” as defined in the preamble hereto.

“Guarantied Obligations” as defined in Section 7.1.

“Guarantor” means ETP LLC, ETP GP and each Subsidiary that becomes a Guarantor pursuant to Section 5.9.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any pollutant, contaminant, chemical, material or substance, including any radioactive material, or any crude oil, petroleum or petroleum product or by-product or polychlorinated biphenyls, regulated or which can give rise to liability under any Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, disposal or handling of any Hazardous Materials.

“Hedge Agreement” means, with respect to any Person, an Interest Rate Agreement or a Currency Agreement entered into in the ordinary course of such Person’s business.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of ETP and its Subsidiaries, for the immediately preceding three Fiscal Years ended at least 90 days before the Closing Date, consisting of the consolidated balance sheets and the related consolidated statements of operations and cash flows for each such Fiscal Year, and (ii) the unaudited consolidated financial statements of ETP and its Subsidiaries for each completed Fiscal Quarter since the date of the most recent audited financial statements available before the Closing Date (but in no event later than 45 days after the end of any such Fiscal Quarter), consisting of a consolidated balance sheet and the related consolidated statements of operations and cash flows for the three or six month period, as applicable, ending on such date.

“Indebtedness” means, with respect to any Person, without duplication:

(i) indebtedness for borrowed money, all obligations upon which interest charges are customarily paid and all obligations evidenced by any bond, note, debenture or other similar instrument which such Person has directly or indirectly created, incurred or assumed;

(ii) obligations of others secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; provided that the amount of such indebtedness, if such Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time of the property subject to such Lien;

(iii) indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business and payable in the ordinary course of business), with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;

(iv) the principal component of Capital Leases to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;

(v) Attributable Debt of such Person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

(vi) obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends or distribution;

(vii) obligations, contingent or fixed, of such Person as an account party in respect of letters of credit in the ordinary course of business;

(viii) liabilities of such Person in respect of unfunded vested benefits under pension plans (determined on a net basis for all such plans) and all asserted withdrawal liabilities of such Person or a commonly controlled entity to a multiemployer plan;

(ix) obligations of such Person in respect of banker’ acceptances (other than in respect of accounts payable to suppliers incurred in the ordinary course of business consistent with past practice);

(x) guaranties by such Person in respect of obligations of the character referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), or (ix) of this definition of any other Person;

(xi) obligations of the character referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) or (x) of this definition deemed to be extinguished under GAAP but for which such Person remains legally liable;

(xii) amendment, supplement, modification, deferral, renewal, extension or refunding of any obligation or liability of the types referred to in clauses (i) through (xi) above; and

(xiii) obligations arising out of Hedge Agreements (on a net basis to the extent netting is provided for in the applicable Hedge Agreement); provided that in no event shall such obligations be deemed “Indebtedness” for any purpose under Section 6.7.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person (including without limitation Company or any Restricted Person), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries or any of their respective predecessors in interest.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.3.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Cash Flow to (ii) Consolidated Cash Interest Expense.

“Interest Payment Date” means, with respect to (i) any Base Rate Loan, (a) the last day of each Fiscal Quarter, commencing with the first full Fiscal Quarter ending after the Closing Date, and (b) the Maturity Date and (ii) any Eurodollar Rate Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Eurodollar Rate Loan and, in addition, the date of any refinancing of such borrowing with a borrowing of a different Type of Loan.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, or, if available to each Lender, nine or twelve months, as selected by Company in the Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business

Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date; and (d) notwithstanding the foregoing, the Interest Periods during the primary syndication period shall be three consecutive one-week interest periods pursuant to Section 2.5(b).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the applicable Person’s operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“LCPI” as defined in the preamble hereto.

“Lead Arrangers” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Agent, Lender or any Affiliate of an Agent or Lender counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender).

“Leverage Ratio of Company” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Funded Debt of Company as of such day to (ii) the product of four times Consolidated Cash Flow for the Fiscal Quarter most recently ended on or prior to such day.

“Leverage Ratio of ETP” has the meaning specified in the ETP Credit Agreement as in effect on the date hereof.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Partners” means the limited partners of Company on the Closing Date.

“Loan” means the term loan made by each Lender to Company pursuant to Section 2.1(a).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans or commitments of such Lender.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, properties or financial condition of Company and its Subsidiaries, taken as a whole; (ii) the ability of any Restricted Person to fully and timely perform its payment Obligations; (iii) the legality, validity, binding effect or enforceability against a Restricted Person of a Credit Document to which it is a party; or (iv) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which any Restricted Person or ETP or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect or an ETP Material Adverse Effect.

“Maturity Date” means the earlier of (i) the third anniversary of the Closing Date, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is then making or accruing an obligation to make contributions (ii) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period, or (iii) with respect to which Company, ETP or any of their respective Subsidiaries could incur liability.

“Narrative Report” means, (i) with respect to the financial statements of ETP and its Subsidiaries, (A) if and for so long as ETP is required to comply with the filing requirements of the Exchange Act, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the form prepared and included in ETP’s annual report filed on Form 10-K filed with the Securities and Exchange Commission, and (B) in all other cases, a narrative report describing the operations of ETP and its Subsidiaries in the form prepared for presentation to senior management thereof, in each case for the applicable Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, and (ii) with respect to the financial statements of Company and its Subsidiaries for which such report is required, (A) if and for so long as Company is required to comply with the filing requirements of the Exchange Act, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the form prepared and included in Company’s annual report filed on Form 10-K filed with the Securities and Exchange Commission, and (B) in all other cases, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof, in each case, a brief discussion of the operations of Company and its Restricted Subsidiaries apart from matters reflected in the corresponding financial statements of ETP and its Subsidiaries for the applicable period.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale.

“Non-Consenting Lender” as defined in Section 2.19.

“Non-US Lender” as defined in Section 2.17(d).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of each Restricted Person under the Credit Documents, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement entered into with any person who was an Agent or a Lender or an Affiliate of an Agent or a Lender at the time such Hedge Agreement was entered into, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Restricted Person, would have accrued on any Obligation, whether or not a claim is allowed against such Restricted Person for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Partners” means Company GP and the Limited Partners.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which Company, ETP or any of their respective Subsidiaries could incur liability (including under Section 4069 of ERISA).

“Perfection Certificate” means a certificate substantially in the form of Exhibit J that provides information with respect to the personal or mixed property of any Restricted Person.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.23(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Restricted Subsidiary substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means the “Principal Office” of Administrative Agent as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as Administrative Agent may from time to time designate in writing to Company and each Lender.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Public Offering” shall mean a public offering of limited partnership interests of Company registered under the Securities Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Restricted Person in any real property.

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.19.

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of any Restricted Person now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of any Restricted Person now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of Capital Stock of any Restricted Person now or hereafter outstanding.

“Restricted Person” means each of Company, ETP GP, ETP LLC and any other Person who is designated a Restricted Subsidiary pursuant to the requirements of Sections 5.15 and 5.16.

“Restricted Subsidiaries” means any Subsidiary of Company other than the Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means, with respect to any Person (a “Transferor”), any arrangement (other than between Restricted Persons or ETP and its Subsidiaries, as the case may be) whereby (i) property (the “Subject Property”) has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (ii) such Subject Property is in fact so leased by such Transferor or any Affiliate of such Transferor.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement Confirmation” as defined in Section 10.6(b).

“Settlement Service” as defined in Section 10.6(d).

“Solvency Certificate” means a Solvency Certificate of the principal financial officer of Company GP substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Restricted Person, that as of the date of determination, (a) the sum of such Restricted Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Restricted Person’s present assets; (b) such Restricted Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. For clarity and avoidance of doubt, none of ETP and its Subsidiaries shall be a Subsidiary of a Restricted Person for purposes of this Agreement or any other Credit Document.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means (i) any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto, and (ii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. § 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i).

“Terminated Lender” as defined in Section 2.19.

“Type of Loan” means with respect to the Loans, a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“Unrestricted Subsidiaries” means each of the following, unless designated as a Restricted Subsidiary pursuant to Section 5.16: (i) ETP and its Subsidiaries and (ii) any Subsidiary of Company which is designated as an Unrestricted Subsidiary pursuant to Section 5.16.

“Value” means as of any date of determination (i) the market value of ETP common units held by Company as determined by reference to the price of the common units of ETP as quoted on the New York Stock Exchange at the close of business on the date of determination plus (ii) the product of Consolidated Cash Flow derived from the general partnership interests under the Agreement of Limited Partnership of ETP as in effect from time to time (other than expenses relating to Company) for the last Fiscal Quarter ending prior to the date of determination multiplied by 4, times a multiple of 15.

“Value to Loan Ratio” means the ratio as of the last day of any date of determination of (i) Value on such date to (ii) the outstanding principal amount of Loans on such date.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2. Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

(b) In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Company and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as equitably to reflect such Accounting Change with the desired result that the criteria for evaluating Company’s and its Subsidiaries’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Company, Administrative Agent and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS

2.1. Term Loans.

(a) Commitments.

(i) Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Company in an amount equal to such Lender’s Commitment.

(ii) Company may make only one borrowing under the Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9, 2.10 and 2.11, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b) Borrowing Mechanics.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Loan available to Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office. Administrative Agent shall make the proceeds of the Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

2.2. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.3. Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be applied by Company (a) to pay a distribution to the Partners, (b) to pay fees and expenses in connection therewith and (c) for general corporate purposes. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record or shall cause to be recorded in the Register the Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any Loan. Company hereby designates GSCP to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Company hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

2.5. Interest on Loans.

(a) Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the Funding Notice or a Conversion/Continuation Notice, as the case may be; provided, until the date that Administration Agent notifies Company that the primary syndication of the Loans has been completed, which date shall not be later than 15 Business Days after the Closing Date or such shorter time period as Administrative Agent agrees, the Loans shall be maintained as weekly Eurodollar Rate Loans. If on any day a Loan is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) There shall not in the aggregate be more than eight (8) Interest Periods or Base Rate Loans outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans or Base Rate Loans where the Base Rate is determined pursuant to clause (c) of the definition thereof, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a

Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on (i) each Interest Payment Date with respect to interest accrued on and to each such payment date, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and (iii) at maturity, including final maturity.

2.6. Conversion/Continuation.

(a) Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i) to convert at any time all or any part of the Loans equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan (or such lesser amount as shall be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Type of Loans to be converted); provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan (or such lesser amount as shall be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Type of Loans to be continued).

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

2.7. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding on and at such date overdue and, to the extent permitted by applicable law, any overdue interest payments on the Loans, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans; provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8. Fees. Company agrees to pay to Agents and the Lenders such fees in the amounts and at the times separately agreed upon by Agents and Company in writing.

2.9. Scheduled Payments. The principal amounts of the Loans and all remaining unpaid principal, interest, fees and costs shall be paid in full on the Maturity Date. Notwithstanding the foregoing, such payment shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.10, 2.11 and 2.12, as applicable.

2.10. Voluntary Prepayments.

(a) Any time and from time to time:

(i) with respect to Base Rate Loans, Company may prepay, without premium or penalty, any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(ii) with respect to Eurodollar Rate Loans, Company may prepay, without premium or penalty, any such Loans on any Interest Payment Date in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(b) All such prepayments shall be made:

(i) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

2.11. Mandatory Prepayments.

(a) Asset Sales. No later than the third Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds (including, for the avoidance of doubt, Net Asset Sale Proceeds received by Company from any Asset Sale of interests in Capital Stock of its Subsidiaries or in Capital Stock of ETP), Company shall prepay, without premium (except in the case of clause (i) below) or penalty, the Loans in an aggregate amount equal to the Applicable Asset Sale Percentage of such Net Asset Sale Proceeds.

(b) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Quarter (commencing with the Fiscal Quarter ending August 31, 2005), Company shall, no later than the earlier of (x) in the case of any Fiscal Quarter ended August 31, 15 days after the delivery of annual financial statements with respect to any such Fiscal Year pursuant to Section 5.1(b) and 100 days after the end of such Fiscal Year and (y) in all other cases, 15 days after the delivery of quarterly financial statements with respect to such Fiscal Quarter pursuant to Section 5.1(a) and 60 days after the end of such Fiscal Quarter, prepay without premium or penalty, the Loans in an aggregate amount equal to the Applicable ECF Percentage of such Consolidated Excess Cash Flow.

(c) Public Offering(s). On the date of receipt by Company of any Cash proceeds from Public Offering(s) by Company, Company shall prepay the Loans as set forth in Section 2.12(b) until an aggregate amount equal to $200.0 million shall have been prepaid pursuant to this clause (c).

(d) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a) and 2.11(b), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12. Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of the Loans pursuant to Section 2.10 shall be applied to reduce the principal on the Loan.

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.11(a), 2.11(b) and 2.11(c) shall be applied to reduce the principal on the Loan.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.15(c).

2.13. General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(b) Subject to Section 2.5(e), all payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 noon (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

2.14. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.15. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) the Funding Notice or a Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to the Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to the Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.15(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in the Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan (including, without limitation, pursuant to Section 2.10(b) hereof); or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.16. Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental or quasi-Governmental Authority (whether or not having the force of law):

(i) subjects such Lender (or its applicable lending office) to any Tax of any kind whatsoever with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or changes the basis of taxation of payment to such Lender in respect thereof (or its applicable lending office), except for Indemnified Taxes or Other Taxes indemnified by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender;

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate or with respect to Base Rate Loans that are included in the determination of the Base Rate); or

(iii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly after receipt of the statement referred to in the next sentence pay to such Lender such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Company of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

2.17. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Restricted Person hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for any Indemnified Taxes or Other Taxes.

(b) Withholding of Taxes. If any Restricted Person or any other Person is required by law to make any deduction or withholding for any Indemnified Taxes or Other Taxes from any sum paid or payable by any Restricted Person to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Restricted Person) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Restricted Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Indemnified Tax or Other Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) The Restricted Persons shall indemnify Administrative Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Restricted Person by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. No Agent or Lender shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date such Agent or Lender gives notice and demand therefor to Company.

(d) Evidence of Exemption from U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(d) hereby agrees, to the extent it may lawfully do so, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. If any Lender shall have satisfied the requirements of the first sentence of this Section 2.17(d) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this Section 2.17 shall relieve Company of its obligation to pay any additional amounts pursuant to this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.18. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loan, including any Affected Loans, through another office of such

Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Company shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, and (B) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of any Lender to make a Loan on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies for each Lender of each Credit Document originally executed and delivered by each Restricted Person party thereto.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document of Company and Company GP and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Restricted Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Governmental Authorizations and Consents. Each Restricted Person shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Administrative Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by each Restricted Person with its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, the obligation to deliver stock certificates accompanied by instruments of transfer and stock powers and UCC financing statements);

(ii) a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Restricted Person, together with all attachments contemplated thereby, including (A) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name such Restricted Person as debtor and that are filed in the state and county jurisdictions in which such Restricted Person is organized or maintains its principal place of business and such other searches that Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search;

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Restricted Person is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv) evidence that each Restricted Person shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including, without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(e) Historical Financial Statements; Pro Forma Financial Statements; Projections; Compliance Certificate. Reasonably in advance of the Closing Date, Lenders shall have received from Company (i) the Historical Financial Statements, (ii) a pro forma consolidated balance sheet of Company and its Subsidiaries as at the Closing Date reflecting the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, together with a certificate from an Authorized Officer of Company certifying that such statements accurately present the pro forma financial position of Company and its Subsidiaries in accordance with GAAP, which pro forma financial statements shall be in form and substance satisfactory to Lenders, and (iii) the Projections.

(f) Consummation of FHM Reorganization. Company shall have consummated the FHM Reorganization pursuant to terms and conditions and subject to documentation reasonably acceptable to the Lenders.

(g) Opinions of Counsel to Restricted Persons. Lenders and their counsel shall have received originally executed copies of the favorable written opinions of Vinson & Elkins L.L.P., counsel for the Restricted Persons, in the form of Exhibit D, and as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinion to Administrative Agent and Lenders).

(h) Fees. Company shall have paid to Administrative Agent and the Lenders the fees payable on the Closing Date referred to in Section 2.8.

(i) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company.

(j) Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(k) Maximum Leverage Ratio. Administrative Agent shall have received reasonably satisfactory evidence that (i) the ratio of Consolidated Funded Debt of Company as of the Closing Date (calculated on a pro forma basis to give effect to this Agreement and the application of proceeds hereof) to the product of four times Consolidated Cash Flow for the Fiscal Quarter period most recently ended on or prior to the Closing Date does not exceed 6.25:1.0 and (ii) the Leverage Ratio of ETP as of the last day of most recent Fiscal Quarter for which a compliance certificate is required to be delivered under the ETP Credit Agreement does not exceed 5.25:1.0.

(l) No Change. Since August 31, 2004, there has been no event or occurrence which has resulted in or could reasonably be expected to result in a Material Adverse Effect or an ETP Material Adverse Effect.

(m) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the other transactions contemplated by the Credit Documents or that could reasonably be expected to have a Material Adverse Effect.

(n) Completion of Proceedings. All partnership, corporate and other proceedings with respect to each Restricted Person taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(o) Representations and Warranties True and Correct. The representations and warranties of the Restricted Persons contained herein and in the other Credit Documents shall be true and correct in all material respects on the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(p) No Event of Default. No event shall have occurred and be continuing or would result from the making of the Loan that would constitute an Event of Default or a Default.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2. Additional Information. Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of the Loan on the Closing Date, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans to be made hereby, each Restricted Person represents and warrants to each Lender on the Closing Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and, in the case of Capital Stock other than limited liability company interests and limited partnership interests, non-assessable. Except as set forth on Schedule 4.1, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no partnership interest or other Capital

Stock of Company or any its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional partnership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a partnership interest or other Capital Stock of Company or any of its Subsidiaries. Schedule 4.1 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Restricted Person that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by Restricted Persons of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to a Restricted Person, or, to the knowledge of Company, ETP or any of its Subsidiaries, any of the Organizational Documents of such Restricted Person, to the knowledge of Company, ETP or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on such Restricted Person, ETP or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Restricted Person, or, to the knowledge of Company, ETP or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Restricted Person, and, to the knowledge of Company, ETP or any of its Subsidiaries, other than as provided in the Pledge and Security Agreement; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Restricted Person, and, to the knowledge of Company, ETP or of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5. Governmental Consents. The execution, delivery and performance by any Restricted Person of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, on or after the Closing Date.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Restricted Person that is a party thereto and is the legally valid and binding obligation of such Restricted Person, enforceable against such Restricted Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date and to the knowledge of Company, except as set forth on Schedule 4.7, none of ETP or any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that exceed $10,000,000 in the aggregate that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to their business, assets, operations, properties, condition (financial or otherwise) or material agreements of ETP and its Subsidiaries, taken as a whole.

4.8. Projections. On and as of the Closing Date, the projections of Company and its Subsidiaries for the period Fiscal Year 2005 through and including Fiscal Year 2008 (the “Projections”) are based on good faith estimates and assumptions and are not materially inconsistent with the projections previously provided to the Lenders; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Company believed that the Projections were reasonable.

4.9. No Material Adverse Change. Since August 31, 2004, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect or, to the knowledge of Company, an ETP Material Adverse Effect.

4.10. Insurance. Schedule 4.10 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Restricted Persons as of the Closing Date. As of such date, such insurance is in full force and effect.

4.11. Adverse Proceedings, etc. Except as set forth in the Applicable ETP Credit Agreement, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect or, to the knowledge of Company, an ETP Material Adverse Effect. Except as set forth in the Applicable ETP Credit Agreement, neither the Restricted Persons nor, to the knowledge of Company, ETP nor any of its Subsidiaries (a) is in violation of any applicable laws (excluding Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or an ETP Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or, to the knowledge of Company, an ETP Material Adverse Effect.

4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of the Restricted Persons required to be filed by any of them have been timely filed, and all taxes whether or not shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon such Restricted Persons and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Restricted Persons have each made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Company has no knowledge of any proposed or pending tax assessment, deficiency or audit against Company or any of its Restricted Subsidiaries that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Company and its Restricted Subsidiaries have never been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.13. Properties.

(a) Title. Each Restricted Person has good, sufficient and legal title to all of its properties and assets reflected in its Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of all Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Restricted Person, regardless of whether such Restricted Person is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Restricted Person, enforceable against such Restricted Person in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14. Environmental Matters. Except as set forth in the Applicable ETP Credit Agreement, no Restricted Person, nor, to the knowledge of Company, ETP nor any of its Subsidiaries, or any of their respective Facilities or operations, is subject to any outstanding written order, consent decree or agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or an ETP Material Adverse Effect. Except as set forth in the Applicable ETP Credit Agreement, no Restricted

Person, nor, to the knowledge of Company, ETP nor any of its Subsidiaries, has received any notice, demand or request for information under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9604) or any comparable state law that relates to an actual or potential Environmental Claim or other liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or an ETP Material Adverse Effect. Except as set forth in the Applicable ETP Credit Agreement, there are and, to each Restricted Person’s knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities on, under, from or adjacent to, Facilities now or previously owned or operated by such Restricted Person, ETP or its Subsidiaries, which could reasonably be expected to form the basis of an Environmental Claim against the Restricted Persons or ETP and its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or an ETP Material Adverse Effect. Except as set forth in the Applicable ETP Credit Agreement, no Restricted Person nor, to the knowledge of Company, ETP nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present storage, treatment or disposal of Hazardous Materials at any Facility, except for such notices pertaining to the treatment or disposal of Hazardous Materials conducted both in material compliance with Environmental Law and in a manner that could not reasonably be expected to have a Material Adverse Effect or an ETP Material Adverse Effect. The Restricted Persons, ETP and its Subsidiaries are in compliance with all Environmental Laws applicable to any Facilities, Real Estate Asset or their operations, and with the requirements of any permits issued under such Environmental Laws with respect to any such Facilities, Real Estate Asset or the operations of the Restricted Persons or ETP and its Subsidiaries, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or an ETP Material Adverse Effect. Compliance by the Restricted Persons and, to the knowledge of Company, ETP and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or an ETP Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Restricted Persons relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect or, to the knowledge of Company, an ETP Material Adverse Effect.

4.15. No Defaults. No Restricted Person is in default under any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Governmental Regulation. No Restricted Person is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Restricted Person is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17. Margin Stock. No Restricted Person is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Company will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

4.18. Employee Matters. No Restricted Person nor, to the knowledge of Company, ETP nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect or an ETP Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Restricted Person or, to the knowledge of Company, ETP or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Restricted Person or ETP or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence involving any Restricted Person, or, to the knowledge of Company, ETP or any of its Subsidiaries, or to the best knowledge of Company threatened, involving any Restricted Person, ETP or any of its Subsidiaries, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of any Restricted Person, ETP or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect or an ETP Material Adverse Effect.

4.19. Employee Benefit Plans. No ERISA Entity maintains or contributes to, or has any liability (which liability could reasonably be expected to have a Material Adverse Effect) with respect to, a Pension Plan or Multiemployer Plan. Each ERISA Entity is in compliance in all material respects with the currently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan. No Employee Benefit Plan has engaged in a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in any material liability to Company, ETP or any of their respective Subsidiaries.

4.20. Certain Fees. No broker’s or finder’s fee or commission will be payable by, through or under the direction of Company in connection with the arrangement of the financing contemplated hereby.

4.21. Solvency. On the Closing Date each Restricted Person is Solvent.

4.22. Compliance with Statutes, etc. Except as set forth in the Applicable ETP Credit Agreement, each Restricted Person and, to the knowledge of Company, ETP and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or an ETP Material Adverse Effect.

4.23. Disclosure. No representation or warranty of any Restricted Person contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of any Restricted Person for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by Company) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.24. Use of Proceeds. Company will use the proceeds of the Loans (a) to fund a distribution to the Partners, (b) to pay fees and expenses in connection therewith and (c) for general corporate purposes.

4.25. Collateral Documents. The Pledge and Security Agreement is effective to create in favor of Collateral Agent (for the benefit of Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral consisting of certificated Securities, when certificates representing such Collateral are delivered to Collateral Agent, and in the case of the other Collateral described in the Pledge and Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 7 of the Perfection Certificate, Collateral Agent (for the benefit of Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in such Collateral and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

SECTION 5. AFFIRMATIVE COVENANTS

Each Restricted Person hereto covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Restricted Person shall perform all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Company will deliver to Administrative Agent and Lenders:

(a) Quarterly Financial Statements. As soon as available, but in any event within fifty (50) days after the end of each Fiscal Quarter for each of the first three Fiscal Quarters of each Fiscal Year of Company, the (i) consolidated balance sheets of Company and its Restricted Subsidiaries as at the end of such Fiscal Quarter, (ii) consolidated balance sheet of ETP and its Subsidiaries, as at the end of such Fiscal Quarter, (iii) (A) related consolidated statements of cash flows of Company and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (and, if requested by the Administrative Agent, the corresponding figures from the Financial Plan for the current Fiscal Year), all in reasonable detail, together with a Financial Officer Certification with respect thereto and (B) related consolidated statement of operations and cash flows of Company and its Restricted Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto and (iv) (A) related consolidated statement of cash flows for ETP and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (and, if requested by the Administrative Agent, the corresponding figures from the Financial Plan for the current Fiscal Year), all in reasonable detail, together with a Financial Officer Certification with respect thereto, and (B) related consolidated statement of operations and cash flows of ETP and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter setting forth in comparative form the corresponding figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto; provided, however, that with respect to ETP, to the extent any of the materials set forth in clauses (ii) and (iv) are timely filed with the Securities and Exchange Commission, the delivery requirement hereunder with respect to such ETP materials shall be deemed satisfied;

(b) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, (i) (A) the consolidated balance sheets of Company and its Restricted Subsidiaries, (B) the consolidated balance sheet of ETP and its Subsidiaries, in each case as at the end of such Fiscal Year, (C) the related consolidated statements of operations and cash flows of Company and its Restricted Subsidiaries together with a Narrative Report and (D) the related consolidated statement of operations and cash flows of ETP and its Subsidiaries, in each case for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (and, except with respect to partners’ equity, if requested by the Administrative Agent, the corresponding figures from the Financial

Plan for the Fiscal Year covered by such financial statements), in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Company or ETP, as applicable (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position (A) of Company and its Restricted Subsidiaries and (B) of ETP and its Subsidiaries, as applicable, in each case as of the dates indicated (1) the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), (2) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards), and (3) a written statement by such independent certified public accountants stating that in connection with their audit, nothing came to their attention to cause them to believe that Company failed to comply with the terms, covenants, provisions or conditions of Section 6.7 insofar as they relate to accounting matters; provided that such audit was not directed primarily toward obtaining knowledge of such non-compliance; provided, however, that with respect to ETP, to the extent any of the materials set forth in clauses (i) and (ii) are timely filed with the Securities and Exchange Commission, the delivery requirement hereunder with respect to such ETP materials shall be deemed satisfied;

(c) Compliance Certificate. Together with each delivery of financial statements of Company and its Restricted Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(d) Statements of Reconciliation After Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of (i) Company and its Restricted Subsidiaries and (ii) to the knowledge of Company, ETP its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, Company shall deliver, and with respect to ETP and its Subsidiaries to the extent available one or more statements of reconciliation for the Fiscal Year immediately prior to the then current Fiscal Year and such other financial statements as reasonably requested by Administrative Agent as necessary to reflect such change;

(e) Notice of Default. Promptly upon any officer of Company GP obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company or to the knowledge of Company, to ETP or its Subsidiaries with respect thereto or an equivalent event or occurrence under the Applicable ETP Credit Agreement; (ii) that any Person has given any notice to

Company, ETP or its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b) with respect to any Restricted Person and, to the knowledge of Company with respect to ETP and its Subsidiaries; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action has been taken, is being taken or is proposed to be taken with respect thereto;

(f) Notice of Litigation. Promptly upon any officer of Company GP obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(g) ERISA. (i) Promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Company and the Restricted Subsidiaries, or to the knowledge of Company, ETP or its Subsidiaries in an aggregate amount exceeding $5,000,000, a written notice specifying the nature thereof, what action Company or such Restricted Subsidiary or, to the knowledge of Company, ETP or their respective Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; and (ii) upon request by Administrative Agent, copies of: (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (2) the most recent actuarial valuation report for each Pension Plan; (3) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (4) such other documents or governmental reports or filings relating to any Pension Plan as Administrative Agent shall reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year (beginning with the Fiscal Year ended August 31, 2006), a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of operations and cash flows of Company and its Restricted Subsidiaries; for each such Fiscal Year, together with pro forma compliance certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) if requested by the Administrative Agent, forecasted consolidated statements of operations and cash flows of Company and its Restricted Subsidiaries prepared (A) in the Fiscal Year immediately preceding such Fiscal Year and (B) consistently with past practice, and in each case for the four (4) next succeeding Fiscal Years, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 through the final maturity date of the Loans and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent;

(i) Insurance Report. Upon the request from time to time of Administrative Agent, a copy of any and all reports received by any Restricted Person from ETP or any of its Subsidiaries within the 12 months prior to such request that outline all material insurance coverage maintained by ETP and its Subsidiaries;

(j) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company GP;

(k) Information Regarding Collateral. Company will furnish to Administrative Agent prompt written notice of any change in (i) any Restricted Person’s name, (ii) any Restricted Person’s identity or organizational structure or jurisdiction of incorporation or (iii) any Restricted Person’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(l) Annual Collateral Verification. At the time of delivery of financial statements pursuant to Sections 5.1(b), if Collateral consists of any property other than the certificated securities delivered to the Administrative Agent on the Closing Date, Company shall deliver to Administrative Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the Perfection Certificate was delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); and

(m) Other Information. (A) Promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company, ETP or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission and (ii) all press releases and other statements made available generally by Company, ETP or any of their respective Subsidiaries to the public concerning material developments in the business of Company, ETP or any of their respective Subsidiaries, and (B) such other information and data with respect to Company and to the extent available to Company, ETP or any of its respective Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; provided, however, that to the extent the materials set forth in clauses (i) and (ii) inclusive are timely filed with the Securities and Exchange Commission, the delivery requirement hereunder shall be deemed satisfied.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Restricted Person will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except to the extent no longer required by applicable law, or where the failure to maintain such rights, franchises, licenses and permits could not reasonably be expected to have a Material Adverse Effect or to the extent that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3. Payment of Taxes and Claims. Each Restricted Person will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim and (c) the failure to pay could not reasonably be expected to result in a Material Adverse Effect. No Restricted Person will file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Restricted Subsidiaries).

5.4. Maintenance of Properties. Each Restricted Person will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in accordance with past practices.

5.5. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.6. Inspections. Each Restricted Person will (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Restricted Person in accordance with GAAP and (ii) permit any authorized representatives designated by any Lender to visit and inspect any of the properties of such Restricted Person to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7. Compliance with Laws. Company will, and will use reasonable efforts to cause each of its Restricted Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8. Environmental.

(a) Environmental Disclosure. Company will deliver to Administrative Agent:

(i) all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, ETP or any of their respective Subsidiaries, or of which it has notice, pending or threatened against any Restricted Person, ETP or any of their respective Subsidiaries, the potential liability of which exceeds or might reasonably be expected to exceed $15,000,000 or could reasonably be expected to have a Material Adverse Effect or ETP Material Adverse Effect if resolved adversely against any Restricted Person, ETP or any of their respective Subsidiaries, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

(ii) all requests for information, notices of claim, demand letters, and other notifications, received by any Restricted Person, ETP or any of their respective Subsidiaries in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, the potential liability of which exceeds or might reasonably be expected to exceed $15,000,000 or could reasonably be expected to have a Material Adverse Effect or ETP Material Adverse Effect if resolved adversely against any Restricted Person, ETP or any of their respective Subsidiaries.

(b) Hazardous Materials Activities, Etc. Each Restricted Person shall promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Restricted Person that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) promptly discharge any Environmental Claim or any obligations of such Restricted Person to any Person under any Environmental Claim against such Restricted Person where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provided that such Restricted Person makes a good faith effort to contest such Environmental Claim.

5.9. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) promptly cause such Domestic Subsidiary (x) to be a Restricted Subsidiary, (y) to become a Guarantor hereunder and (z) to become a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(d), 3.1(f) and 3.1(g). In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(d)(i) necessary to grant and to perfect a First Priority Lien in favor of Administrative Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedule 4.1 with respect to all Subsidiaries of Company; provided such written notice shall be deemed to supplement Schedule 4.1 for all purposes hereof.

5.10. [Reserved.]

5.11. Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, each Restricted Person will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Restricted Person shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and secured by substantially all of the assets of the Restricted Persons, including all of the outstanding Capital Stock of any Restricted Subsidiary acquired or crated after the Closing Date (subject to limitations contained in the Credit Document with respect to Foreign Subsidiaries).

5.12. Use of Proceeds. Company will use the proceeds of the Loans (a) to pay a distribution to the Partners, (b) to pay fees and expenses in connection therewith and (c) for general corporate purposes.

5.13. Miscellaneous Business Covenants. Unless otherwise consented to by Administrative Agent or Requisite Lenders, each Restricted Person will: (i) maintain entity records and books of account separate from those of any other entity, including ETP or any of its Subsidiaries, which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity, including ETP or any of its Subsidiaries, which is an Affiliate of such entity; and (iii) provide that the board of directors or other analogous governing body of Company GP will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities, including ETP and its Subsidiaries.

5.14. Payment of Obligations. Each Restricted Person will perform all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party except for such noncompliance as in the aggregate would not have a Material Adverse Effect.

5.15. Restricted/Unrestricted Subsidiaries. Company

(a) will promptly, and in any event within 30 days, notify the Administrative Agent if any additional Unrestricted Subsidiary is formed or acquired after the Closing Date;

(b) will not, and will not permit any Restricted Person to guaranty any Indebtedness of any of the Unrestricted Subsidiaries;

(c) will not permit any Unrestricted Subsidiary to hold any equity or other ownership interest in any Restricted Person;

(d) will operate each Unrestricted Subsidiary in such a manner as to make it apparent to all creditors of such Unrestricted Subsidiary that such Unrestricted Subsidiary is a legal entity separate and distinct from all of the Restricted Persons and as such is solely responsible for its debts; and

(e) will cause each Unrestricted Subsidiary to incur Indebtedness only under notes, loan agreements or other applicable agreements that expressly state that such Indebtedness is being incurred by such Unrestricted Subsidiary on a basis that is non-recourse to the Restricted Persons.

5.16. Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Any Subsidiary of Company created or acquired after the Closing Date shall be classified as a Restricted Subsidiary on the date of such creation or acquisition, unless on such date of creation of acquisition, Company designates such Subsidiary in writing to Administrative Agent to be an Unrestricted Subsidiary.

(b) Company may only re-designate an Unrestricted Subsidiary to be an Restricted Subsidiary if, after giving effect to such designation, no Default or Event of Default exists or is continuing or would result therefrom. No Restricted Subsidiary may be redesignated as Unrestricted Subsidiary; provided that a Restricted Subsidiary that is a Dormant Subsidiary may be designated an Unrestricted Subsidiary for so long as it remains a Dormant Subsidiary.

(c) For the avoidance of doubt, Company shall be deemed to have made a Restricted Junior Payment upon designation of an Unrestricted Subsidiary in an amount equal to the fair market value of all Restricted Persons’ Investments in such Unrestricted Subsidiary at the time of designation. Company shall only be permitted to designate an Unrestricted Subsidiary (other than a Dormant Subsidiary) or make an Investment in an Unrestricted Subsidiary if Company is permitted to make a Restricted Junior Payment or Investment in such amount.

5.17. Post-Closing Matters. Company shall execute and deliver the documents and complete the tasks set forth on Schedule 5.17 within the time limit specified on such schedule.

SECTION 6. NEGATIVE COVENANTS

Each Restricted Person covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Person shall perform all covenants in this Section 6.

6.1. Indebtedness. No Restricted Person shall, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Restricted Person to any other Restricted Person; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to Administrative Agent; and (iii) any payment by any Restricted Person that is a Guarantor under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any Indebtedness owed by such Guarantor to Company or to any Restricted Subsidiary that is a Guarantor for whose benefits such payment is made;

(c) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(d) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(e) Indebtedness of (i) ETP LLC arising by operation of law as a result of ETP LLC being the general partner of ETP GP and (ii) ETP GP arising by operation of law as a result of ETP GP being the general partner of ETP; and

(f) other Indebtedness of any Restricted Person in an aggregate principal amount not to exceed at any time $100.0 million.

6.2. Liens. No Restricted Person shall directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Restricted Person, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens securing the Obligations in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes (i) not yet due and payable or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

(i) other Liens on assets securing Indebtedness permitted by Section 6.1(f); provided that no such Lien shall be (x) on any asset owned by a Restricted Person and constituting Collateral as of the Closing Date or (y) on Capital Stock of ETP LLC or ETP GP.

Notwithstanding any of the foregoing to the contrary, no Liens of the kind set forth in clauses (a) through and including (h) above shall be permitted on the Capital Stock of ETP GP or ETP LLC.

6.3. [Reserved.]

6.4. Restricted Junior Payments. No Restricted Person shall directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that Company may (i) declare and make any distributions on the Capital Stock of Company, (ii) for all periods that the Company is a pass-through tax entity under applicable law, declare and make distributions on the Capital Stock of Company at such times and in such amounts as Company reasonably and in good faith determines are necessary to enable Company’s partners to satisfy federal, state and local income tax liability arising as a direct result of Company’s operations and (iii) any Restricted Person may make any Restricted Junior Payment to any other Restricted Person; provided, that in the case of (i) above, (A) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (B) such Restricted Junior Payment shall only be made with Consolidated Excess Cash Flow (1) not required to be applied toward prepayment of the Loans pursuant to Section 2.11(b) and (2) not (x) otherwise used to make a Restricted Junior Payment, (y) otherwise used to make an Investment contemplated by Section 6.6(h) or (z) a component of Consolidated Cash Flow pursuant to clause (c) of the definition thereof. For purposes of this covenant, Consolidated Excess Cash Flow shall be calculated without duplication, on a cumulative basis from the first Full Fiscal Quarter ended after the Closing Date after excluding all Consolidated Excess Cash Flow payments required to be applied to the prepayment of the Loans pursuant to Section 2.11(b) and Restricted Junior Payments actually made or required to be made during such period.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Restricted Person shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of such Restricted Person to (a) pay dividends or make any other distributions on any of such

Restricted Subsidiary’s Capital Stock owned by such Restricted Person or any other Restricted Subsidiary of such Restricted Person, (b) repay or prepay any Indebtedness owed by any Restricted Subsidiary of such Restricted Person to such Restricted Person or any other Restricted Subsidiary, (c) make loans or advances to any Restricted Person, or (d) transfer any of its property or assets to any Restricted Person other than restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement and provided, that the foregoing shall not apply to customary restrictions or conditions imposed by law, or to restrictions contained in any Credit Document.

6.6. Investments. No Restricted Person shall, nor shall, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments in any Restricted Subsidiary;

(c) Investments by any Restricted Person in any Unrestricted Subsidiary subject to compliance with Sections 5.15 and 5.16;

(d) (i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(e) trade receivables arising in the ordinary course of business and consistent with past practices;

(f) intercompany loans to the extent permitted under Section 6.1(b);

(g) other Investments in an aggregate amount not to exceed $20.0 million (or, following Public Offering(s) by Company yielding aggregate net proceeds to the Company of at least $200.0 million, $40.0 million); and

(h) Investments by ETP GP and ETP LLC existing on the Closing Date or made by ETP GP or ETP LLC at any time after the Closing Date in order to maintain a 2% general partner capital level in ETP.

Notwithstanding the foregoing, in no event shall any Restricted Person make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. Financial Covenants.

(a) Leverage Ratio of Company. Company shall not permit the Leverage Ratio of Company as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending August 31, 2005, to exceed the correlative ratio indicated:

Period	Ratio
August 31, 2005	6.25:1.00
November 30, 2005	6.00:1.00
February 28, 2006	6.00:1.00
May 31, 2006	5.50:1.00
August 31, 2006	5.50:1.00
November 30, 2006	5.00:1.00
February 28, 2007	5.00:1.00
May 31, 2007	4.50:1.00
August 31, 2007	4.50:1.00
November 30, 2007	4.00:1.00
February 29, 2008	4.00:1.00
May 31, 2008	4.00:1.00

(b) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending August 31, 2005, to be less than the correlative ratio indicated:

Period	Ratio
August 31, 2005	2.25:1.00
November 30, 2005	2.50:1.00
February 28, 2006	2.50:1.00
May 31, 2006	2.50:1.00
August 31, 2006	2.75:1.00
November 30, 2006	2.75:1.00
February 28, 2007	2.75:1.00
May 31, 2007	2.75:1.00
August 31, 2007	3.00:1.00
November 30, 2007	3.00:1.00
February 29, 2008	3.00:1.00
May 31, 2008	3.00:1.00

(c) Value to Loan Ratio. Company shall not permit the Value to Loan Ratio as of any date to be less than 2.00:1.00.

6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Restricted Person shall enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer, assign, pledge or otherwise encumber or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including, without limitation, stock or other securities issued by a Restricted Subsidiary or partnership interests in ETP), other than (A) the sale, assignment, pledge or other encumbrance or disposal of stock or other securities issued by a Restricted Subsidiary of a Restricted Person in order to qualify directors if required by applicable law, (B) the sale of immaterial assets in the ordinary course, (C) the sale of common units of ETP; provided that (x) no Default or Event of Default shall have occurred or be continuing or would result therefrom and (y) after giving effect to such sale on a pro forma basis as if it had occurred on the first day of the test period most recently ended, Company shall be in compliance with Section 6.7, (D) the merger or other consolidation of any Guarantor into any other Guarantor or into another Restricted Person, (E) so long as no Default or Event of Default exists or would result therefrom, in connection with any acquisition permitted under Section 6.6 or otherwise, any Subsidiary of Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Guarantor and (F) the sale of assets the fair market value of which do not exceed $1,000,000 in the aggregate; provided that all Net Asset Sale Proceeds thereof shall be applied pursuant to Section 2.11(a).

6.9. Capital Expenditures. No Restricted Person shall make or incur Consolidated Capital Expenditures in excess of $100.0 million in the aggregate since the Closing Date.

6.10. Sales and Lease-Backs. No Restricted Person shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Restricted Person (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Restricted Person to any Person in connection with such lease.

6.11. Transactions with Shareholders and Affiliates. No Restricted Person shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of a Restricted Person or with any Affiliate of a Restricted Person, on terms that are less favorable to such Restricted Person than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Restricted Persons; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of any Restricted Person entered into in the ordinary course of business; (d) the transactions that are the subject of the ETP Limited Partnership Agreement; (e) transactions between a Restricted Person on the one hand and Company GP and ETP and their respective Subsidiaries on the other hand similar to those typically addressed in omnibus agreements between the sponsors of a publicly traded limited partnership, on the one hand, and the publicly traded partnership on the other hand and (f) transactions entered into in the ordinary course of business of such Restricted Person on terms which are no less favorable to such Restricted Person than those which would have been obtainable at the time in an arm’s length transaction with Persons that are not Affiliates.

6.12. Conduct of Business. From and after the Closing Date, Company shall not engage in any business other than (i) the businesses engaged in by Company on the Closing Date (which consists of the sales, marketing, gathering, storage, transmission, processing and treatment of hydrocarbon products) and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13. Amendments or Waivers of Certain Agreements; Material Contracts. No Restricted Person shall agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Organizational Document (other than a change in domicile to Delaware or as otherwise permitted hereunder) or any Material Contract after the Closing Date that could reasonably be expected to have a Material Adverse Effect without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.14. Fiscal Year. No Restricted Person shall change its Fiscal Year-end from August 31 other than with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

6.15. Tax Status. No Restricted Person shall take any action that would result in a change in the tax pass-through status of any Restricted Person existing as of the Closing Date.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guarantied Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Dollars, to Administrative Agent at the office of Administrative Agent in New York (as set forth in Appendix B hereto) for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guarantied Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guarantied Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment hereof or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement (entered into with a Lender Counterparty) and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements (entered into with a Lender Counterparty); and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guarantied Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements (entered into with a Lender Counterparty), at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements (entered into with a Lender Counterparty) or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement (entered into with a Lender Counterparty) or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements (entered into with a Lender Counterparty) or from the proceeds of any security for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guarantied Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) to the extent permitted by law, the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements (entered into with a Lender Counterparty) or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law, regulation, decree or order of any jurisdiction or any event which limits the liability of, effects any term of the guaranteed obligation, or exonerates guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guarantied Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guarantied Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guarantied Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guarantied Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guarantied Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Company. The Loans may be made to Company or continued from time to time, and any Hedge Agreements (entered into with a Lender Counterparty) may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements (entered into with a Lender Counterparty), and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc.

(a) So long as any Guarantied Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if such case or proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantors and Beneficiaries that the Guarantied Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guarantied Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guarantied Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes hereunder.

7.12. Discharge of Guaranty upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13. Amendments; etc. No delay on the part of any Beneficiary in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement or other Credit Document or otherwise with respect to all or any part of the Obligations, or any other guarantee of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any provision of this Section 7 shall be binding upon any Beneficiary, except as expressly set forth in a writing duly signed and delivered by the Beneficiaries. Failure by any Beneficiary at any time or times hereafter to require strict performance by Company, any Guarantor, any other guarantor or all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Credit Document now or at any time hereafter executed by any such Persons and delivered to any Beneficiary shall not waive, affect or diminish any right of any Beneficiary at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Beneficiary, or its respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to Company or such Guarantor, as applicable, specifying such waiver, and is signed by the party of parties necessary to give such waiver under Section 10.5 of this Agreement. No waiver of any Event of Default by any Beneficiary shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Beneficiary permitted hereunder shall in any way affect or impair any Beneficiary’s rights and remedies or the obligations of any Guarantor under this Guaranty.

Notwithstanding anything herein to the contrary, each Guarantor confirms that it is its intention that the guaranty by such Guarantor pursuant to this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any federal, state or foreign law. To effectuate the foregoing intention, each Guarantor hereby irrevocably agrees that the obligations of each Guarantor under this Guaranty shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guaranty, result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by any Restricted Person to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Restricted Person, or ETP or its Subsidiaries to pay when due any principal of or interest on, or any other amount payable in respect of, one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $5,000,000 or more with respect to any Restricted Person or $20,000,000 or more with respect to ETP and its Subsidiaries, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Restricted Person, ETP or its Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Restricted Person to perform or comply with any term or condition contained in Section 5.2 (as to the existence of any Restricted Person) or Section 6.1 through and including Section 6.6 and Sections 6.8 through and including Section 6.15, and such default shall not have been remedied or waived within five Business Days of such breach; or

(d) Breach of Representations, etc. Any representation, warranty or certification made or deemed made by any Restricted Person in any Credit Document or in any certificate at any time given by any Restricted Person in writing pursuant hereto or in connection herewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Restricted Person shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Restricted Person becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy, Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Restricted Person or ETP or any Subsidiary of ETP in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Restricted Person or ETP or any Subsidiary of ETP under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Person or ETP or any Subsidiary of ETP, as applicable, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Restricted Person or ETP or any Subsidiary of ETP, as applicable, for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Restricted Person or ETP or any Subsidiary of ETP, as applicable, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy, Appointment of Receiver, etc. (i) Any Restricted Person or ETP or any Subsidiary of ETP shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Restricted Person or ETP or any Subsidiary of ETP (or any committee thereof), as applicable, shall make any assignment for the benefit of creditors; or (ii) any Restricted Person or ETP or any Subsidiary of ETP shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Restricted Person or ETP or any Subsidiary of ETP (or any committee thereof), as applicable, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case an amount in excess of (i) $5,000,000 with respect to any Restricted Person or (ii) $20,000,000 with respect to ETP and its Subsidiaries (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Restricted Person or any of their respective assets or ETP and its Subsidiaries or any of their respective assets, as applicable, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Restricted Person or Company GP decreeing the dissolution or split up of such Restricted Person or Company GP and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events or similar event with respect to Foreign Plans which individually or in the aggregate result in or could reasonably be expected to result in liability of (a) Company or any of its Subsidiaries or other members of their ERISA Group (other than ETP and its Subsidiaries) in excess of $5,000,000, which liability is not reimbursable by ETP and/or its Subsidiaries, or (b) ETP or any of its Subsidiaries or other members of their

ERISA Group in excess of $20,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Sections 412(n) or 401(a)(29) of the Internal Revenue Code or under Section 4068 of ERISA with respect to any Pension Plan; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void or any Guarantor shall repudiate in writing its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have, or any Restricted Person shall assert in writing that Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Restricted Person shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, under any Credit Document to which it is a party; or

(m) Leverage Ratio of ETP, etc. (i) The Leverage Ratio of ETP (as determined as of the last day of the most recently ended Four Quarter period reflected in the most recent compliance certificate delivered pursuant to the ETP Credit Agreement) shall exceed the lower of (x) 5.25:1.0 and (y) the applicable leverage ratio set forth in the ETP Credit Agreement and (ii) to the extent available to Company, failure to deliver a copy of the duly executed and completed compliance certificate delivered pursuant to the ETP Credit Agreement; or

(n) Restrictions on ETP Subsidiary Distributions. Except as permitted in the Applicable ETP Credit Agreement, ETP shall, or shall permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of its Subsidiaries to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by ETP or any other Subsidiary, (b) repay or prepay any Indebtedness owed by such Subsidiary to ETP or any Subsidiary of ETP, (c) make loans or advances to ETP or any Subsidiary of ETP, or (d) transfer any of its property or assets to ETP or any Subsidiary of ETP other than restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; provided, that (i) the foregoing shall not apply to customary restrictions or conditions imposed by law or to restrictions contained in the ETP Limited Partnership Agreement, the Applicable

ETP Credit Agreement, any other ETP Credit Document or to any such restrictive provisions which are no less favorable to the Lenders contained in any similar agreements to any such agreements, (ii) the foregoing shall not apply to any customary restrictions on distributions that become effective upon the occurrence of a default or event of default under any financing agreement to which ETP or any Subsidiary of ETP is a party, so long as such restrictions are on terms no less favorable to the Lenders than similar restrictions under the Applicable ETP Credit Agreement, and (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any Subsidiary of ETP pending such sale, provided such restrictions and conditions apply to the Subsidiary of ETP that is sold and such sale is permitted under the Applicable ETP Credit Agreement, except as otherwise approved by Company GP.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Restricted Person: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (B) Collateral Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSCP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent and Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. CNAI is hereby appointed as Syndication Agent hereunder, and each Lender authorizes Syndication Agent to act as its agent in accordance with the Credit Documents. LCPI is hereby appointed Documentation Agent hereunder and each Lender authorizes Documentation Agent to act as its agent in accordance with the Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Restricted Person shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Restricted Person. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, CNAI, in its capacity as Syndication Agent, and LCPI, in its capacity as Documentation Agent, shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such

Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, express or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Restricted Person, any Lender or any Person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Restricted Person or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof or the holders thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Restricted Persons), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent and the Lead Arrangers may perform any and all of their duties and exercise their rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents, including ClearPar, appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Restricted Persons and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Restricted Person, Lender or any other Person and no Restricted Person, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled To Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Restricted Persons in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Restricted Persons. Each Lender acknowledges that ETP and its Subsidiaries: (A) are not Restricted Persons; (B) are legally separate entities from the Restricted Persons; and (C) have separate creditors who have relied on such legal separateness of ETP and any of its Subsidiaries in extending credit to such entities. Each Lender further acknowledges that (i) the Loans are not obligations of ETP or any of its Subsidiaries, (ii) such Lender is not directly relying on the assets owned by ETP or any of its Subsidiaries in extending credit to Company and (iii) the assets owned by ETP or any of its Subsidiaries will be available only to satisfy their own creditors. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Restricted Persons, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof, and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, and in consultation with Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents Under Collateral Documents and Guaranty. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

10.1. Notices. Unless otherwise specifically provided herein or in Section 10.23, any notice or other communication herein required or permitted to be given to a Restricted Person, Collateral Agent, Administrative Agent or Syndication Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise provided in Section 10.23, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and the transactions contemplated thereby and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Restricted Persons; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual and reasonable costs and expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, or any other excise or property taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of

Default, all actual and reasonable costs and expenses, including (i) reasonable attorneys’ fees, (ii) all reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers and (iii) costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Company hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Restricted Person agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, attorneys, advisors, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Restricted Person shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, applicable Restricted Person shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Restricted Person shall assert, and each Restricted Person hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender or any affiliate thereof is hereby authorized by each Restricted Person at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to such Restricted Person or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured and deposits in Deposit Accounts, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or an affiliate thereof to or for the credit or the account of any Restricted Person against and on account of the obligations and liabilities of any Restricted Person to such Lender or affiliate thereof hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender or affiliate thereof shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Restricted Person therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce, forgive or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend any provision of Section 2.14 or change the percentage set forth in the definition of “Requisite Lenders” other than to increase such percentage or “Pro Rata Share”; or

(viii) release all or substantially all of the Collateral or any material Guarantor from the Guaranty, except as expressly provided in the Credit Documents.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Restricted Person therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Restricted Person in any case shall entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Restricted Person, on such Restricted Person.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Restricted Person’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Restricted Person without the prior written consent of Requisite Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer, in each case as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. All amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” consented to by, subject to the provisions of Section 10.6(d), Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required in the case of an assignment in connection with the initial syndication of the Commitments or Loans or if any Default or Event of Default has occurred and is continuing; provided further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 and minimum increments of $1,000,000 in excess thereof (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender).

(d) Mechanics. Assignments of Commitments and Loans by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to Lenders by Administrative Agent (the “Settlement Service”), which shall initially be ClearPar, LLC (“ClearPar”). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect with respect to such Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans or Commitments. Administrative Agent’s consent shall be deemed to have been granted pursuant to Section 10.6(c)(ii) with respect to any transfer effected through the Settlement Service. Subject to the other requirements of this Section 10.6, assignments and assumptions of Loans and Commitments may be effected by manual execution of an Assignment Agreement with the prior written approval of Administrative Agent. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c); provided, notwithstanding anything herein to the contrary, with respect to any assignments, the assignor with respect thereto shall be entitled to all accrued but unpaid interest with respect to such assigned Loans.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) if it is a Non-US Lender, attached to its Assignment and Assumption Agreement is any documentation required to be delivered by it pursuant to Section 2.17(c), duly completed and executed by such Lender.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than to any Restricted Person, ETP or any of its Subsidiaries, or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent, which consent shall be conditioned upon such participant’s agreement, for the benefit of Company, to comply with Section 2.17 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Restricted Person set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements (entered into with a Lender Counterparty). Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Restricted Person or any other Person or against or in payment of any or all of the Obligations. To the extent that any Restricted Person makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY RESTRICTED PERSON ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS,

MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH RESTRICTED PERSON, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE RESTRICTED PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE RESTRICTED PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY RESTRICTED PERSON IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Lender shall hold all non-public information regarding Company and its Restricted Subsidiaries and/or ETP and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (entered into with a Lender Counterparty) (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Restricted Persons received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. This Agreement and the other Credit Documents constitute the entire contract between the parties relative to the subject matter herein.

10.21. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22. USA Patriot Act. Each Lender hereby notifies each Restricted Person that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Restricted Persons, which information includes the name and address of each Restricted Person and other information that will allow the Lenders to identify such Restricted Person in accordance with the USA Patriot Act.

10.23. Agent Communications.

(a) Each Restricted Person hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefore, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement an/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to Administrative Agent to gsd.link@gs.com. In addition, each Restricted Person agrees to continue to provide the Communications to Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by Administrative Agent.

(b) Each Restricted Person further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks (the “Platform”). Each Restricted Person acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE RESTRICTED PERSONS, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE RESTRICTED PERSONS’ OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

10.24. No Recourse to Company GP, ETP or Its Subsidiaries. The Lenders acknowledge (i) the separateness of Company and Guarantors, on the one hand, and Company GP, ETP and its Subsidiaries, on the other hand, (ii) that the lenders under the ETP Credit Agreement and any other agreements governing indebtedness of Company GP, ETP and its Subsidiaries have likely advanced, or will likely advance, funds thereunder in reliance upon the separateness of Company and Guarantors, on the one hand, and Company GP, ETP and its Subsidiaries, on the other hand, (iii) that each of Company and Guarantors, on the one hand, and Company GP, ETP and its Subsidiaries, on the other hand, have separate assets and liabilities, (iv) other than with respect to the Collateral, that the obligations of Company and Guarantors under this Agreement and the other Credit Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are special obligations of Company and Guarantors only and do not constitute a debt or obligation of (and no recourse shall be had against) any of Company GP, ETP or its Subsidiaries or any of their respective assets or properties, and (v) that the Lenders shall look solely to Company and Guarantors and the Collateral for the repayment of any amounts payable pursuant to the Credit Documents and for satisfaction of any obligations owing to the Lenders under the Credit Documents and that none of Company GP, ETP or any of its Subsidiaries shall be personally liable to the Lenders for any amounts payable or any liability under the Credit Documents. Each Agent and each Lender further agrees that no claim arising against any Restricted Person under any Credit Document shall be asserted against Company GP, ETP or any of its Subsidiaries, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, with respect to any Credit Document shall be obtained or enforced against Company GP, ETP or any of its Subsidiaries or any of their respective assets or properties for the purpose of obtaining satisfaction and payment of any of the Obligations or any claims arising under any of the Credit Documents. Notwithstanding the foregoing, nothing herein shall restrict the ability of any Agent or Lender from asserting or prosecuting any claim in its capacity as an owner of the equity interests of ETP obtained through the enforcement of remedies under the Credit Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ENERGY TRANSFER COMPANY, L.P.

By:	LE GP, LLC, its general partner

By:
Name:
Title:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	ENERGY TRANSFER PARTNERS, L.L.C, its general partner

By:
Name:
Title:

ENERGY TRANSFER PARTNERS, L.L.C.

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Collateral Agent, a Lead Arranger and Lead Bookrunner and as a Lender

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as a Lead Arranger and a Lead Bookrunner

By:
Name:
Title:

CITICORP NORTH AMERICA, INC., as Syndication Agent and a Lender

By:
Name:
Title:

LEHMAN BROTHERS INC., as a Lead Arranger and a Lead Bookrunner

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Documentation Agent and as a Lender

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Energy Transfer Company, L.P.

Credit and Guaranty Agreement

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$163,500,000	27%
Citicorp North America, Inc.	$163,500,000	27%
Lehman Commercial Paper Inc.	$163,500,000	27%
Wachovia Bank, National Association	$109,500,000	19%

A-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as a Lead Arranger, Administrative Agent and Collateral Agent and a Lender

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

Attention: Lawrence Writer

Telecopier: 212-357-0932

with	a copy to:

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

Attention: John Makrinos

Telecopier: 212-357-4597

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Richard E. Farley, Esq.

Telecopier: 212-269-5420

CITIGROUP GLOBAL MARKETS INC., as a Lead Arranger

and

CITICORP NORTH AMERICA, INC., as a Lender

390 Greenwich Street

New York, New York 10013

Attention:

Telecopier:

LEHMAN BROTHERS INC., as a Lead Arranger

and

LEHMAN COMMERCIAL PAPER INC., as Documentation Agent and a Lender

745 7th Avenue, 16th Floor

New York, New York 10019

Attention:

Telecopier:

B-1

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

301 South College Street, 6th Floor, NC0737

Charlotte, North Carolina 28288

Attention: Shannan Townsend

Telephone: 704-383-9580

Telecopier: 704-383-6647

ENERGY TRANSFER COMPANY, L.P.

Energy Transfer Company, L.P.

2828 Woodside

Dallas, Texas 75204

Attention: Sonia Aubé

Telephone: 214-981-0722

Facsimile: 214-981-0706

B-2